Contact:
Joseph Crivelli
Senior Vice President
Gregory FCA Communications
Office: 610-228-2100
Cell: 610-299-6700

Harleysville National Corporation Announces Strategic Initiatives

Harleysville, PA—June 8, 2009—Harleysville National Corporation (NASDAQ: HNBC), parent company of Harleysville National Bank, today announced a series of strategic initiatives designed to strengthen the capital base and position the bank for the future.  These initiatives address the challenging economic environment and its impact on the businesses and homeowners with whom Harleysville does business.  The Corporation is working with its advisors and consultants to raise additional capital, execute on potential asset sales, reposition the balance sheet, and restructure funding sources.

Paul D. Geraghty, President and Chief Executive Officer, said, “Legacy credit issues continue to be a challenge during this time of economic uncertainty.  This was a product of our historical focus on real estate lending, specifically residential real estate development and home equity loans.  As we have noted previously in prior press releases, we have taken many steps to strengthen credit administration, add to our loan workout staff, and actively manage the troubled legacy loans that are weighing down our portfolio.  In addition, at our 2009 Annual Meeting of Shareholders, I indicated our intention to execute on our Capital Improvement Plan to meet regulatory requirements for a well-capitalized bank by the end of the year.  With continued uncertainty in the economy, we are expediting our Capital Improvement Plan and pursuing additional sources of outside capital.”

Mr. Geraghty continued, “We continue to be proud of Harleysville’s strong banking franchise, which boasts exceptional customer demographics and strong fee-based businesses such as wealth management, mortgage origination, and employee benefit consulting delivered through our more than 80 branches in a retail network located in some of the most attractive banking markets in the country. Our experienced management team is poised to continue to improve Harleysville’s core operational performance.”

“Our borrowers are feeling the downturn in the economy, which began in late 2008 and has continued to accelerate through 2009.  While our core markets have weathered the downturn better than most, additional capital should provide us with the liquidity and capital cushion to meet the challenges of the current economic environment and position the bank for the future.  We believe today’s actions will preserve and protect our shareholders’ long-term investment in Harleysville,” added Mr. Geraghty.

The Corporation continues to coordinate with the Office of the Comptroller of the Currency (the “OCC”) regarding the details of the Capital Improvement Plan.  The OCC has established individual minimum capital ratios requiring Harleysville to have a Tier 1 leverage ratio of at least eight percent (8%) of adjusted total assets, a Tier 1 risk-based capital ratio of at least ten percent (10%) and a total risk-based capital ratio of at least twelve percent (12%) which must be achieved by June 30, 2009.  Each of the above described ratios exceeds the well-capitalized ratios generally applicable to all banks under current regulation.

Our Capital Improvement Plan and the OCC’s requirements do not affect our day to day relationship with our customers,” said Geraghty.  Geraghty concluded, “As I stated in our annual meeting, Harleysville’s Board of Directors and management have been working on addressing and resolving these issues, and our Capital Improvement Plan is in alignment with the measures previously developed and implemented by Harleysville to address asset quality challenges, risk management and the need to maintain a strong capital base at a time of great economic uncertainty.  Except for the total risk-based capital ratio at March 31, 2009, the date of the most recent publicly available information, Harleysville met the regulatory requirements to be considered well-capitalized.  As always, Harleysville’s deposit accounts are insured by the Federal Deposit Insurance Corporation up to the maximum extent provided by law.  I also want to commend the extraordinary efforts of our management and employees in the execution of our plan.”  Geraghty noted, “The initiatives announced today are prudent steps to protect the long-term value of the Harleysville franchise.”

This press release is not an offer to sell securities and it is not soliciting an offer to buy securities. Any securities offered by the Corporation may not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and will not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

About Harleysville
Harleysville National Corporation, with assets of $5.6 billion, is the holding company for Harleysville National Bank (HNB).  Investment Management and Trust Services are provided through Millennium Wealth Management and Cornerstone, divisions of HNB, with assets under management of $2.5 billion.  Harleysville National Corporation stock is traded under the symbol "HNBC" and is commonly quoted under NASDAQ Global Select Market®. For more information, visit the Harleysville National Corporation website at www.hncbank.com.

Safe Harbor

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors.  Such risks, uncertainties and other factors that could cause actual results and experience to differ include, but are not limited to, the following: the strategic initiatives may not be completed on satisfactory terms or at all; increased demand or prices for the Corporation’s financial services and products may not occur; changing economic and competitive conditions; technological developments; the effectiveness of the Corporation’s business strategy due to changes in current or future market conditions; effects of deterioration of economic conditions on customers specifically the effect on loan customers to repay loans; inability of the Corporation to raise or achieve desired or required levels of capital; the effects of competition, and of changes in laws and regulations, including industry consolidation and development of competing financial products and services; interest rate movements; relationships with customers and employees; challenges in establishing and maintaining operations in new markets; volatilities in the securities markets; and deteriorating economic conditions and other risks and uncertainties, including those detailed in the Corporation’s filings with the Securities and Exchange Commission.

- # # # -